Exhibit 99.2

CONSENT OF JA-CHIN AUDREY LEE

ArcLight Clean Transition Corp. intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

September 4, 2020

By:	/s/ Ja-Chin Audrey Lee
Name:	Ja-Chin Audrey Lee